SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Senetek PLC

(Name of Registrant as Specified In Its Charter)

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November 3, 2003

Dear Fellow Shareholder:

Your Board of Directors hopes you will give careful consideration to the enclosed Proxy Statement, because you have an important decision to make at the upcoming Annual General Meeting of Shareholders on December 18 (AGM). If you agree with your Board’s recommendations on the important matters to be decided upon at the AGM, it is critical that you make your voice heard by signing and returning your Senetek shareholder proxy card or ADR voting instruction card.

The only way to assure that the outcome of the postponed Annual General Meeting reflects your choice is to vote.

AUGUST ANNUAL GENERAL MEETING

As you may know, the Senetek AGM scheduled by the Board of Directors for August 8, 2003 was postponed by Court order. What many shareholders may not know is, why?

The reason is that a small minority of dissident shareholders took it upon themselves to launch what your Board believes was an illegal proxy solicitation in an effort to change the independent makeup of your Board and benefit themselves. This group, led by New York financier Heiko Thieme, was well on its way to securing 40% representation on your Board of Directors through a clandestine campaign to remove three highly qualified independent Directors and elect to your Board a biased employee of one of Heiko Thieme’s financial enterprises, who was nominated by Dr. Uwe Thieme—Heiko’s brother and a Senetek Director—just days before the scheduled date for the AGM and far too late for shareholders to even know of it.

In order to protect the rights of Senetek shareholders as a whole to decide the Company’s future, the Company was forced to file a lawsuit to seek the protection of the Federal District Court. Senetek contends in its lawsuit that the Thieme brothers’ efforts were a flagrant violation of the proxy rules that had the purpose and effect of disenfranchising the rest of Senetek’s shareholders. While the Court won’t render a final decision until after a hearing scheduled for December 1,

•	at its preliminary hearing on August 7 the Court found enough merit in our claims to order the postponement of your AGM and prohibit the Thieme brothers from soliciting proxies for that meeting until they have filed a definitive and proper proxy statement with the Securities and Exchange Commission, and

•	Court-ordered document production showed that Heiko Thieme was in possession of 36 signed proxies voting his way, and of correspondence between him and another shareholder who had demanded payment to sell him her family’s votes—all without ever filing or circulating a proxy statement.

By its actions, the dissident group not only cost the Company and its shareholders the time and money required to pursue this litigation (while sparing themselves the time and money that would have been required to pursue a legal proxy contest) but it also caused a significant adverse change to the terms for restructuring the Company’s $7.4 million of long term debt, which Management was negotiating when the Thieme brothers struck.

620 Airpark Road • Napa, CA 94558 • Tel: (707) 226-3900 • Fax: (707) 226-3999

No one is more aware than your Board of Directors and Management of the need to focus our attention and financial resources on building the business, generating revenue and cash flow and increasing shareholder value. To this end we request your help in putting this issue to rest by voting your shares in support of the Board’s recommended slate on your shareholder proxy card or ADR instruction card.

WHAT IS THE THIEME BROTHERS’ AGENDA?

Because the Thiemes never committed to writing whatever allegations they made about your Board and Management or whatever plans for the Company they presented to their hand-picked minority of shareholders, we can’t know their agenda for sure. But we do know that Uwe Thieme’s Director nominee is a full-time employee of Thieme Consulting, a Heiko Thieme financial enterprise with a long history of paid collaboration in Senetek’s affairs:

•	In 1999, Thieme Consulting “intermediated” in an over-pricing dispute Senetek was having with the vendor of production equipment for our Reliaject® autoinjector. An arrangement was reached under which interest was waived by the vendor in return for installment payments to be made by Senetek and various licensees. Ultimately, the licensees failed to make timely payment and Senetek was forced to pay over $65,000 in interest to the vendor, but Thieme Consulting refused our request to reduce the $70,000 transaction fee demanded by it.

•	Since the beginning of 2002, a Thieme Consulting employee has received a base fee of $30,000 per year from Senetek for his consulting services in connection with Senetek’s monoclonal antibody cell line distribution agreement with Signet, Inc. for Alzheimer’s Disease research, in addition to commissions paid based on certain of Signet’s sales of these cell lines.

•	Thieme Consulting claimed a “finder’s fee” in connection with the Kinetin license agreement entered into by Senetek in March 2003 with Lavipharm S.A. for sales in Greece and Cyprus. While no fee arrangement had ever been signed or even proposed by Thieme Consulting before its involvement, it pressed for compensation after the fact and Senetek ultimately agreed to pay Thieme Consulting 5% of Senetek’s royalty revenue from Lavipharm for the first contract year, decreasing by one percent per year over the next four contract years—in large part because the Thieme Consulting employee involved was also the one we rely on to assist in our monoclonal antibody operations.

•	In June 2003, shortly after Senetek announced the signing of an agreement with Beiersdorf AG for it to evaluate new anti-aging compounds provided by Senetek for possible licensing by Beiersdorf, Senetek received a letter from Peter Stockfisch (Uwe Thieme’s nominee to the Board). In that letter Mr. Stockfisch advised he was writing for the purpose of ensuring that “Thieme Consulting’s authorship” of the Beiersdorf agreement is “adequately recognized” and said “we could envisage a similar arrangement” to that agreed for the Lavipharm transaction. The Company declined the invitation, as Thieme Consulting’s so-called “authorship” of the deal had consisted of nothing more than giving Senetek the name of a former Thieme Consulting unpaid student intern who had subsequently relocated to Germany and was working for another company!

Was the Thieme brothers’ clandestine attack in reprisal for this rebuff? We don’t know, but if it was, it has cost your Company dearly in scarce time and money required to bring the lawsuit and re-solicit proxies for the 2003 AGM, which your Board determined was necessary to protect your right as a Senetek shareholder to make an informed decision about the members of your Board of Directors.

BUILDING LONG-TERM SHAREHOLDER VALUE

We are all frustrated by the stock price, but we cannot manage that. What we can manage is Senetek’s business for the benefit of all shareholders. We are pledged to continue building Senetek’s fundamentals, confident in our belief that our progress over time will translate into a full and fair valuation of your shares and growing shareholder value.

620 Airpark Road • Napa, CA 94558 • Tel: (707) 226-3900 • Fax: (707) 226-3999

This Management Turned Senetek Around and Will Lead It to Steady Growth

In 1998, Senetek’s current management was put in place and began turning Senetek from a money-burning mini-conglomerate with too many facilities and redundant staff that was on the verge of bankruptcy, into a lean organization aimed at capitalizing on a finite number of high potential, proprietary technologies. Under the new management Senetek turned the corner in mid-2001. Full year revenues surged from $3.5 million in 2000 to $8.4 million in 2001, and then increased to $9.4 million for 2002. Senetek achieved its first profitable year ever in 2001 with net income of $385,000, followed by net income of $1.5 million in 2002. As of March 31, 2003, cash had increased for seven consecutive quarters to $3.70 million (double year-end 2001) and our ratio of current assets to current liabilities had improved to 3.29 to 1.

Yes, we ran into tough going in 2003, but we understand our challenges, we are pledged to resume steady growth in revenues, profitability and cash flow in 2004, and we have laid the groundwork to achieve that goal.

Senetek is Well-Positioned for Sustained Growth in its Skin Care Segment

•	We have broadened our business base with existing Kinetin licensees.

In late 2002, The Body Shop was granted rights to expand its Kinetin Skin Releaf® line from the U.S. to Europe and Asia, potentially quadrupling the locations where these products are sold. And in August 2003 we signed an expanded license with ICN Pharmaceuticals for a seven-product extension of its Kinerase® product line, to be supported by direct-to-consumer promotional activity and a renewed emphasis on global markets.

•	Since the beginning of 2002, we have signed six new Kinetin licenses with significant regional firms.

We believe that all of them will be generating revenue and contributing to profitability by 2004.

•	We have built key research partnerships to hasten development of the next generation of cytokinins for licensing.

In June 2003 we signed an agreement with the Institute of Experimental Botany of the Czech Republic. Under this agreement the Institute is making available its entire portfolio of new cytokinins and other plant-derived compounds for our evaluation and possible in-licensing for medical as well as dermatological applications. In the same month we signed an agreement with Beiersdorf AG (the makers of Nivea®, the largest skin care line in the world) for its evaluation and possible licensing from Senetek of new compounds, including those originating with the Czech Institute.

•	We have developed and are presently launching the first Kinetin skin care line available directly from Senetek.

Senetek Age Defiant® Kinetin Plus, a unique eight-product skin care regimen featuring special Kinetin formulations and combinations of Kinetin with other proprietary ingredients, went on sale through our KinetinPlus.com website on September 19. We are currently finishing work (based on results of a media test) on a program-length infomercial featuring the science behind Kinetin’s unique anti-aging properties and the consumer benefits from these highly effective, non-irritating formulations. The infomercial is expected to further build consumer awareness of Kinetin, to the benefit of our licensees as well as our own product sales, and to establish a platform on which Senetek can further expand its unique Kinetin offerings. We will also test sales of Kinetin Plus through national direct-to-consumer print campaigns, among other potential channels of trade.

We Successfully Restructured our Debt and Strengthened the Balance Sheet

In August 2003, we prepaid $2.5 million of debt from internally-generated cash and successfully refinanced the balance providing for regular principal payments through 2007. Our balance sheet is now stronger and the interest savings from our debt prepayment will increase cash flow available to be reinvested in the business.

620 Airpark Road • Napa, CA 94558 • Tel: (707) 226-3900 • Fax: (707) 226-3999

We Have Rebuilt Senetek’s Management Structure for Future Success

As part of turning Senetek around, in 1998 total employee headcount was reduced nearly five-fold, from 62 to 13. Over the past twelve months, Senetek’s core Management has been rebuilt: Andreas Tobler joined as Chief Operating Officer and Managing Director for Europe; Brad Holsworth as Chief Financial Officer; Wade Nichols as Head of Corporate Development and General Counsel; and Dr. Brian Clark, co-inventor of Kinetin for anti-aging, as Chief Scientist on a consulting basis. We believe this leaner staff is the right team to properly advance Senetek’s wealth of technology.

We Have the Corporate Governance Building Blocks in Place to Assure Our Course

Over the past two years, Senetek has grown significantly from a company that was forced to rely on its outside Directors for operational support. Today it has a strong Management team plus a Board comprised primarily of independent outside Directors who are free of operational relationships with Management and thus able to exercise the kind of policy guidance and oversight that major corporations expect and receive from their Boards. To lock in these benefits for the future:

•	Code of Business Conduct

Senetek’s Board adopted and its Management issued to all employees and consultants a Code of Business Conduct promulgating Company policies for the lawful, ethical conduct of all facets of its business as well as conflict of interest prohibitions applicable to all.

•	Corporate Governance Committee

Senetek’s Board appointed a Corporate Governance Committee comprised of independent outside directors charged with administering the Code of Business Conduct, developing and administering corporate governance guidelines and controls and implementing a legal compliance program for the Company’s employees and Directors.

•	Nominating Committee

In response to shareholders’ calls for more participation in corporate governance and Director recruitment to bring added value to Senetek, the Board adopted a Charter for the Nominating Committee (a copy of which is attached to the enclosed Proxy Statement) and appointed independent outside directors George Fellows as its Chairman and Kevin McCarthy and Tony Williams as its other members. The Committee will receive and evaluate recommendations for Board nominees from shareholders, ADR holders and all other sources, monitor Board effectiveness and review any proposed relationships between Senetek and its Directors or firms with which they are associated. Contact information is available on Senetek’s website, www.senetekplc.net.

•	Vice Chairmanship

Outside Director Tony Williams has been appointed Vice Chairman of the Board, responsible for streamlining the Director-Management interface and supporting shareholder relations.

There Is Still Much To Do

We know that success will require that each member of Management and your Board of Directors pull together to accomplish the tasks that lie ahead, including:

•	Launching our patented Invicorp® erectile dysfunction product through a strategic partner with the financial resources to achieve this goal expeditiously; and

•	Developing new indications for our remarkable compound Kinetin and continuing development of next generation compounds to support a new round of skin care licensing, which will target pharmaceutical in addition to cosmeceutical use of our proprietary compounds.

Only a Management and Board that are committed to teaming together can achieve these goals.

620 Airpark Road • Napa, CA 94558 • Tel: (707) 226-3900 • Fax: (707) 226-3999

We ask that you support your Board of Directors and Management by signing, dating and mailing the WHITE shareholder proxy card or the WHITE ADR instruction card in the enclosed postage-paid envelope today.

IT IS CRITICAL THAT YOU VOTE, NO MATTER HOW MANY SHARES OR ADRs YOU OWN.

ONLY BY VOTING CAN YOU ASSURE THAT YOUR VOICE IS HEARD.

For your Board of Directors,

Frank J. Massino

Chairman of the Board and Chief Executive Officer

IMPORTANT

Vote the WHITE proxy card.

If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote the WHITE proxy

FOR your Board’s recommendations.

If you have questions or need assistance in voting your shares, please call:

U.S. (Holders)	U.K. & European Retail Shareholders
Call Toll Free: 866-775-2695	Free Phone: +800-33-33-44-33

Bank & Brokerage Firms	Institutional Shareholders
Please Call: 212-440-9800	+44 207-335-8730

620 Airpark Road • Napa, CA 94558 • Tel: (707) 226-3900 • Fax: (707) 226-3999